EXHIBIT 10.6

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is effective March __, 2008 (the “Effective Date”) by and between New Era Studios, Inc., a Nevada corporation (the “Company”), Silvergraph International, Inc., a Nevada corporation, (“Silvergraph”) and the undersigned (collectively as “Executives” and individually “Executive”).

RECITAL

WHEREAS, the Company and Executives desire to terminate the employment agreements entered into by the Company and each Executive dated June 9, 2006 and, subject to certain conditions precedents as enumerated below, exchange un-received salary, if any, for common stock of Silvergraph, the Company’s parent company, at a price per share of $.08.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the covenants contained herein, the Company, Executives and Silvergraph agree as follows:

1.

Termination.  As of the Effective Date, the Company and each Executive hereby terminates the below referenced employment agreements and each Executive expressly releases the Company from all known and unknown claims which may be derived from his employment or the terms of his respective employment agreement.

a.

Employment Agreement by and between James R. Martin and the Company dated June 9, 2006;

b.

Employment Agreement by and between William W. Lee and the Company dated June 9, 2006;

c.

Employment Agreement by and between James R. Simpson and the Company dated June 9, 2006.

2.

Back Salary and Exchange.   As set forth in the grid below, each Executive’s Outstanding Unpaid Salary shall remain as outstanding unpaid salary on the books and records of the Company until such time as it is paid or Silvergraph merges with a separate company unaffiliated with any of the Executives.   Simultaneous to such a merger, each Executive shall exchange his respective outstanding upaid salary for common stock in Silvergraph at a price per share of $.08 (the “Exchange Price”) Upon such a merger, the Company will have the right to affect such an exchange without further consent of Executive, by instructing Silvergraph’s transfer agent to deliver a certificate in the amount shares set forth in the below grid, subject to any Stock Splits, Combinations and Dividends Silvergraph may effect prior to the exchange.

	James R. Martin	William W. Lee	James R. Simpson
Outstanding Unpaid Salary	$12,451.90	$8,884.59	$22,615.32
Common Shares upon Merger	155,649	111,057	282,692

3.

Stock Splits, Combinations and Dividends.  If the shares of common stock of Silvergraph are subdivided or combined into a greater or smaller number of shares of common stock, or if a dividend is paid on the common stock in shares of common stock, the Exchange Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Silvergraph common stock outstanding immediately after such event bears to the total number of shares of Silvergraph common stock outstanding immediately prior to such event.

4.

Severability.  The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

5.

Construction.  This Agreement shall be construed and interpreted under and be governed by and enforced according to the laws of the State of California.  The captions and headings set forth in this Agreement are for convenience and reference only and shall not be deemed to construe or interpret any term or provision set forth in this Agreement.

6.

Benefit.  This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors and assigns.

7.

Entire Agreement.  This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SILVERGRAPH INTERNATIONAL, INC.

By:	/s/ James R. Simpson
Title:	Chief Executive Officer

NEW ERA STUDIOS, INC.

By:	/s/William L. Lee
Title:	President

JAMES R. SIMPSON

/s/ James R. Simpson

WILLIAM W. LEE

/s/ William W. Lee

JAMES R. MARTIN

/s/ James R. Martin

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